Exhibit 10.1

VF CORPORATION

AMENDED AND RESTATED AWARD CERTIFICATE

Performance-Based Restricted Stock Units ("PRSUs") for CEO --
Performance Cycle Fiscal Years 2026-2028 under the
2004 Long-Term Incentive Plan

PRSUs Awarded: 516,605

To Participant: Bracken Darrell

I am pleased to advise you that the Talent and Compensation Committee of VF’s Board of Directors (the “Committee”) has, as of the Grant Date set forth below, taken all necessary corporate action to award to you the opportunity to earn the number of Performance-Based Restricted Stock Units set forth above under VF Corporation’s 2004 Long-Term Incentive Plan (the “2004 Plan”) for the Performance Cycle commencing at the beginning of fiscal 2026 and ending on the final day of VF Corporation’s 2028 fiscal year under the terms and conditions set forth in the VF Corporation 1996 Stock Compensation Plan, as amended (the “1996 Plan”), the 2004 Plan and the attached Appendix. The earning of the shares of VF Common Stock that you may receive will depend, among other things as described in the Appendix, on the level of achievement of the specified Performance Goals set forth herein.
If you have previously agreed to VF’s Non-Competition, Non-Solicitation & Confidentiality Agreement or Protective Covenants Agreement (hereinafter referred to as the “Equity Covenant Agreement”), your acceptance of this Award constitutes your acknowledgment and reaffirmation of your ongoing obligations under the Equity Covenant Agreement. You must accept this Award no later than 60 days from the grant communications date. If you choose not to accept the Award by such deadline, the Award will be canceled. Only your acceptance of and agreement to a new Equity Covenant Agreement will modify your existing obligations.

V.F. CORPORATION
Richard Carucci Chair of the Board of Directors

Dated:	August 1, 2025 (“Grant Date”)

Exhibit 10.1

VF CORPORATION

APPENDIX TO

PRSUs AWARD CERTIFICATE

Terms and Conditions Relating to
Performance-Based Restricted Stock Units ("PRSUs")

1.    Opportunity to Earn PRSUs.

Participant has been designated as having the opportunity to earn Performance-Based Restricted Stock Units ("PRSUs") under VF Corporation’s (the “Company's”) 2004 Long-Term Incentive Plan, as amended (the "2004 Plan"), for the three-year Performance Cycle specified in the Award Certificate (the "Performance Cycle"). Subject to the terms and conditions of the 2004 Plan, the Award Certificate and this Appendix, Participant will have the opportunity to earn the number of PRSUs set forth on the Award Certificate plus additional PRSUs resulting from Dividend Equivalents and adjustments, as specified in Section 3(c). For purposes of the 2004 Plan, the "range" in which PRSUs may be earned is either at 0% or at 100% (100% being the target), with no earning at levels between 0% and 100% and no earning in excess of 100%. For purposes of this Award, the term "Appendix" includes Attachment A hereto.

2.    Incorporation of Plans by Reference; Certain Restrictions.

(a)    PRSUs that may be earned by the Participant represent Stock Units under the Company's 2004 Plan and 1996 Stock Compensation Plan, as amended (the "1996 Plan"), copies of which have been made available to Participant. All of the terms, conditions and other provisions of the 2004 Plan and the 1996 Plan (together, the "Plans") are hereby incorporated by reference into this Appendix. Capitalized terms used in this Appendix but not defined herein shall have the same meanings as in the 2004 Plan. If there is any conflict between the provisions of this Appendix and the provisions of the Plans, the provisions of the Plans shall govern, except for those provisions of this Appendix that state that specific provisions of the 2004 Plan are inapplicable.

        (b)    Until PRSUs have become earned in accordance with Section 4, PRSUs shall be subject to a risk of forfeiture as provided in the Plans and this Appendix. Until such time as the PRSUs have become settled by delivery of shares in accordance with Section 6, PRSUs will be nontransferable, as provided in the Plans and Section 3(d). Participant is subject to the VF Code of Business Conduct and related policies on insider trading restricting Participant's ability to sell shares of the Company's Common Stock received in settlement of PRSUs, which may include "blackout" periods during which Participant may not engage in such sales.

3.    General Terms of PRSUs.

(a)    Each PRSU represents a conditional right of the Participant to receive, and a conditional obligation of the Company to deliver, one share of the Company's Common Stock, at the times specified hereunder and subject to the terms and conditions of the 2004 Plan and this Appendix.

(b)    Not later than 70 calendar days following the end of the Performance Cycle, the Committee will make a final determination of the extent to which the Performance Goals for the Performance Cycle were achieved and the number of PRSUs earned for the Performance Cycle. The date at which the Committee makes such final determination will be the “Determination Date” for the Performance Cycle.

(c)    An account will be maintained for Participant for purposes of the 2004 Plan, to which the initial number of PRSUs for the Performance Cycle shall be credited. Dividend Equivalents will be credited on the PRSUs in accordance with Section 7(b) of the 2004 Plan. The Committee may vary the manner and terms of crediting Dividend Equivalents during the Performance Cycle, for administrative convenience or any other reason, provided that the Committee determines that any alternative manner and terms result in equitable treatment of Participant. The number of

Exhibit 10.1

PRSUs and the terms of PRSUs will be subject to adjustment upon the occurrence of certain extraordinary corporate events specified in Section 7(b) of the 2004 Plan and otherwise in accordance with Section 6(b) of the 2004 Plan and Attachment A hereto, such adjustments to be made by the Committee in order to prevent dilution or enlargement of Participant's opportunity to earn incentive compensation under this Agreement. Thus, the number of PRSUs earned under Section 4, if any, will include the additional PRSUs resulting from the crediting of Dividend Equivalents.

(d)    PRSUs are non-transferable to the extent specified in Section 9(h) of the 2004 Plan.

4.    Earning and Vesting of PRSUs.

(a)    PRSUs for the Performance Cycle will be earned in accordance with Sections 6(a) and 6(c) of the 2004 Plan only if the Company has met performance goals based on achievement of both a targeted level of adjusted operating margin in fiscal 2028 (the "Operating Margin Performance Goal") and a targeted level of market price of the Company's Common Stock on or after the Grant Date and no later than the end of fiscal 2028 (the "Stock Price Performance Goal"). The targeted level of performance and other terms and conditions of these performance goals are specified on Attachment A hereto.

(b)    The PRSUs will become earned and vested on the final day of fiscal 2028 (the "Vesting Date") if both the Operating Margin Performance Goal and the Stock Price Performance Goal have been achieved. At such time as the PRSUs have not vested and cannot vest in accordance with Section 6(b), the PRSUs will cease to be earnable and shall be cancelled. Achievement of the Operating Margin Performance Goal and Stock Price Performance Goal will be determined by the Committee, based on information provided to the Committee by the officers of the Company.

5.    Effect of Termination of Employment.

    Upon Participant's Termination of Employment prior to the Vesting Date, the Participant's unearned PRSUs shall cease to be earnable and shall be cancelled and forfeited, except to the extent provided in the following provisions, which provisions also set forth other terms relating to settlement of the Awards:

    (i)    Death or Disability. If Termination of Employment is due to Participant's death or Disability prior to the Vesting Date, Participant shall be entitled to immediate vesting of the total number of the PRSUs. In the event of such Termination of Employment prior to the Vesting Date or thereafter during the Holding Period (as defined in Section 6(a)), the settlement of the PRSUs shall occur (A), in the event of Participant's death, promptly following receipt by the Company of appropriate documentation and in any case within the period for settlement permitted under Code Section 409A and (B), in the event of Termination due to Disability, on the date of Termination, subject to any applicable delay under Code Section 409A.

    (ii)     Involuntary Termination by the Company Not for Cause or by Participant for Good Reason At or Within 24 Months Following a Change in Control. If Termination of Employment occurs at or within 24 months following a Change in Control and is an involuntary separation by the Company not for Cause or a Termination by Participant for Good Reason, Participant shall be entitled to immediate vesting of the total number of unearned PRSUs and shall receive settlement of the total number of PRSUs at the date of Termination of Employment, subject to any applicable delay under Code Section 409A.

    (iii)    Termination for any Reason other than Death, Disability or as Specified in Section 5(ii). If Termination of Employment occurs during the Holding Period (as defined in Section 6(a)), other than due to death, Disability, a Termination of Employment as specified in Section 5(ii), or a Termination of Employment by the Company for Cause, Participant shall be entitled to receive settlement of the previously earned PRSUs at the Settlement Date specified in Section 6(a). In the event of a Termination of Employment by the Company for Cause during the Holding Period, the Participant's PRSUs shall be cancelled and forfeited.

    Because the PRSUs constitute a deferral of compensation for purposes of Code Section 409A, if such PRSUs would be settled at a date related to a Termination of Employment (other than due to death) under Section 6 and such

Exhibit 10.1

settlement date would be within six months after the Termination of Employment, and the Participant is a "Specified Employee" at the date of Termination of Employment under Code Section 409A, then the settlement date will be delayed until the earlier of the date six months after Termination of Employment or the final day of the Holding Period. Neither the final paragraph of 2004 Plan Section 8(a) nor 2004 Plan Section 8(b) will apply to the PRSUs; this sentence shall have the force of an amendment to the 2004 Plan but solely for purposes of this Appendix.

6.    Settlement of PRSUs.

(a)    PRSUs that have become earned and vested will be settled by delivery of one share of Common Stock for each PRSU. Such settlement will occur as of the final day of fiscal 2029 (the "Settlement Date"). Delivery of shares will take place as promptly as practicable on or after the Settlement Date (and in no event more than 60 days thereafter), in accordance with Section 9 of the 2004 Plan. Participant may not elect to defer receipt of Common Stock issuable in settlement of PRSUs. The period from the Vesting Date to the Settlement Date (one fiscal year) is the "Holding Period."

(b)    Whenever Common Stock is to be delivered hereunder, the Company shall deliver to the Participant or the Participant's Beneficiary one or more certificates representing the shares of Common Stock, registered in the name of the Participant or the Beneficiary or in such other form of registration as instructed by the Participant, except that the Committee may provide for commercially reasonable alternative methods of delivery for administrative convenience. The obligation of the Company to deliver Common Stock hereunder is conditioned upon compliance by the Participant and by the Company with all applicable Federal and state securities and other laws and regulations.

7. Tax Withholding.

In furtherance of the tax withholding obligations imposed under Section 9(g) of the 2004 Plan, the Company may withhold from the shares deliverable in settlement of PRSUs the number of shares having an aggregate fair market value equal to any governmental tax withholding requirements, but rounded to a whole share (up or down based on administrative convenience), unless Participant has made other arrangements approved by the Human Resources Department in advance of settlement to make payment of such withholding amounts.

8.     Miscellaneous

(a) Binding Effect; Integration. The terms and conditions set forth in the Award Certificate and this Appendix shall be binding upon the heirs, executors, administrators and successors of the parties. The Award Certificate, this Appendix and the Plans constitute the entire agreement between the parties with respect to the PRSUs and supersedes any prior agreements or documents with respect thereto. No amendment, alteration, suspension, discontinuation or termination of the Certificate or this Appendix which may impose any additional obligation upon the Company or materially impair the rights of the Participant with respect to the PRSUs shall be valid unless in each instance such amendment, alteration, suspension, discontinuation or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and, if Participant's rights are materially impaired thereby, by Participant.

(b)    No Promise of Employment. The PRSUs and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Participant has a right to continue as an officer, employee or director of the Company or its subsidiaries for any period of time, or at any particular rate of compensation.

    (c)    Governing Law. The validity, interpretation, construction and performance of the Award Certificate and Appendix shall be governed by the laws (but not the law of conflicts of laws) of the State of North Carolina and applicable federal law.

(d)     Unfunded Obligations. The grant of the PRSUs and any provision for distribution in settlement of Participant's Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Participant any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Participant. With respect to Participant's entitlement to any distribution hereunder, Participant shall be a general creditor of the Company.

Exhibit 10.1

(e)    Notices. Any notice to be given the Company under the Award Certificate and Appendix shall be addressed to the Company at its principal executive offices, in care of the Human Resources Department, and any notice to Participant shall be addressed to Participant at Participant’s address as then appearing in the records of the Company.

(f)    Shareholder Rights. Participant and any beneficiary shall not have any rights with respect to shares (including voting rights) covered by the Award Certificate and Appendix prior to the settlement and distribution of the shares as specified herein.

(g) Voluntary Participation. Participant’s participation in the Plan is voluntary. The value of the PRSUs is an extraordinary item of compensation. As such, the PRSUs are not part of normal or expected compensation for purposes of calculating any severance, change in control payments, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

9.PRSUs subject to Forfeiture Policies.

    The PRSUs subject to this Award Certificate and Appendix are subject to the Company's Forfeiture Policy for Equity and Incentive Awards in the Event of Restatement of Financial Results as in effect at the Grant Date. Such Policy imposes conditions that may result in forfeiture of such PRSUs or the proceeds to you resulting from such PRSUs (a so-called "clawback") in certain circumstances if the Company's financial statements are required to be restated as a result of misconduct. The PRSUs are also subject to the Company's Policy for the Recovery of Erroneously Awarded Compensation. Participant is subject to the Company's Code of Business Conduct. A recovery under this Section 9 can be made by withholding compensation otherwise due to Participant, by cancelling PRSUs, whether unvested or vested but unpaid, or by such other means determined appropriate by the Committee. The clawback policies set forth in this Section 9 shall be applied by the Committee, at its discretion, to the maximum extent permitted under applicable law. No recovery of compensation as described in this Section 9 will be an event giving rise to Participant's right to resign for "Good Reason" or "constructive termination" (or similar term) under any plan of, or agreement with, the Company, any Subsidiary or affiliate, and/or Participant.

Attachment A

Performance Goals for Performance-Based Restricted Stock Units ("PRSUs")

    The following are the Performance Goals that must be achieved in order for the Performance-Based Restricted Stock Unit ("PRSUs") granted to the Chief Executive Officer of VF Corporation on August 1, 2025 to be earned. Capitalized terms in this Attachment A that are not otherwise defined herein shall have the meanings set forth in the Award Certificate and Appendix to which this Attachment A is attached:

(i)    The Operating Margin Performance Goal for the Performance Cycle requires that VF Corporation's "adjusted operating margin" equal or exceed an exit run rate (as determined by the Committee) of 10% in fiscal 2028.

(ii)    The Stock Price Performance Goal for the Performance Cycle requires that the VF Corporation Common Stock have an average closing price of $32.00 or greater over a period of 30 consecutive trading days in the period from the Grant Date to the final day of the Company's fiscal 2028; provided, however, that the specified target closing price shall be subject to adjustment by the Committee upon the occurrence of an event specified in Section 11.1 of the 1996 Plan (including an equity restructuring as specified in FASB ASC Topic 718 and extraordinary dividends, but excluding regular quarterly cash dividends) affecting the market price of Common Stock in order to preserve without enlarging the incentive opportunity of the Stock Price Performance Goal.